Exhibit 10.26

NOVASTAR FINANCIAL, INC.

Executive Bonus Plan

(Amended and Restated January 1, 2006)

Administration:  The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall designate the executive officers and other key employees of the Company who are eligible for awards under the Plan. Each award shall be evidenced by a notation on the Company’s books and records and shall be subject to such terms and conditions as the Committee shall prescribe in its sole discretion.

Amount of Awards:  The amount of each bonus award shall be determined for each participant based on the business objectives determined by the Committee, as applied to that participant’s business unit and such participant’s contribution to achieving those objectives. The Committee may designate whether any award granted to any participant under this Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any such awards designated as “performance-based compensation” shall be conditioned on the achievement of one or more performance measures. The performance measures that may be used by the Committee for such awards shall be based on any one or more of the following, as selected by the Committee: revenue; revenue per employee; GAAP earnings; taxable earnings; GAAP or taxable earnings per employee (basic or diluted); GAAP or taxable earnings per share (basic or diluted); operating income; total stockholder return; dividends paid or payable; market share; profitability as measured by return ratios, including return on revenue, return on assets, return on equity, and return on investment; cash flow; economic value added (economic profit); earnings per share growth; operating growth, including without limitation the volume of loans originated and profit from fee income business units; operating costs, including without limitation cost to produce; financial strength of the organization; or development and implementation of an objective strategic plan. Such performance criteria generally must be specified no later than 90 days after the commencement of the period of services to which the performance goal relates (provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal) and may relate to one or any combination of two or more corporate, group, unit, division, affiliate, or individual performances. For awards intended to be “performance-based compensation,” the grant of the awards, the establishment of the performance measures, and the certification that the performance goals were satisfied shall be made during the period and in the manner required under Code Section 162(m).

Maximum Amount:  The maximum aggregate amount that may be awarded in any one calendar year to a participant who is a “covered employee” subject to Section 162(m) of the Code shall not exceed $5 million.

Payment:  Bonuses awarded are paid in cash in the year after they are earned, unless deferred by the participant pursuant to the Company’s non-qualified deferred compensation plan.

Amendment:  The Committee may amend, alter, or discontinue the Plan at any time.